Exhibit 99.1

North Brawley Power Plant
Asset Impairment Analysis

****
Prepared for
 Ormat Industries Ltd.

August 2012

Chapter A - Introduction

1.1	General

Giza Singer Even (Here and after "GSE") has been mandated by Ormat Industries Ltd. (“Ormat” or the “Company”) to assist Ormat's management with their asset impairment analysis in connection with the North Brawley power plant ("North Brawley" or the "Subject Assets") to meet the requirements under IFRS accounting standards ("the Report"). In order to prepare the Report, GSE and Ormat has retained the advisory services of Duff & Phelps, a world-class global independent financial advisory firm with strong expertise and capabilities in the area of valuation services ("D&P"). This report was prepared by GSE in cooperation with a D&P valuation team.

The Report includes a description of the methodology and main assumptions and analyses used by the Company, D&P and GSE for assessing the value of North Brawley. Having said that, the description does not purport to provide a full and detailed breakdown of all the procedures that we applied in formulating the Report.

1.2	Reliance on Information Received from the Company

In formulating this report, GSE and D&P assumed and relied on the accuracy, completeness, and up-to-datedness of the information received from the Company, including financial data and any forward-looking information. GSE is not responsible for independently verifying the information it has received, and accordingly, did not conduct an independent examination of this information, other than reasonability tests.

While preparing thus report, we also addressed, among other things, forecasts that were submitted to us by the Company. These projections are uncertain suppositions and expectations regarding the future, partly based on information existing in the Company as of the date of the valuation ("Valuation Date"), as well as various assumptions and expectations pertaining to the Company and to numerous extraneous factors, including the situation in the market segment in which the Company operates, potential competitors, and the general market situation. It should therefore be emphasized that there is no certainty that these forecasts and expectations will fully or partially materialize. The assessments and forecasts of the Company's Management, apart from being based on these assumptions, relate to the Company's future intentions and goals as of the Valuation Date. These intentions and goals are materially influenced by the situation in the Company and in the market and need to be continuously adjusted to the various changes in the working assumptions, the Company's situation and the general economic situation. Any such change stands to influence the chance that these estimations will materialize. If the estimations of the Company's Management do not materialize, the actual results may vary materially from the results projected or inferred from these estimations, insofar as they were used in this opinion, noting that the Fair Value was appraised in this report, as set out in the accounting standard chapter.

1.3	Forward-looking Information

In this report, we also addressed forward-looking information that was submitted to us by the Company's management. Forward-looking information is uncertain information concerning the future, which is based on information available to the Company on the Valuation Date and includes management's estimations or intentions as of the Valuation Date. If management's projections do not materialize, the actual results may vary materially from the results estimated or implied from this information, insofar as they were used in this report.

1.4	Limitations in the Application of the Report

An economic assessment is not an exact science, and is intended to reflect in a reasonable and fair manner the situation at a given time, based on known data, basic assumptions and forecasts. Changes in key variables and/or other information may alter the basis for the basic assumptions and alter the conclusions accordingly.

This report does not constitute a due diligence study and does not purport to contain the information, investigations and tests or any other information contained in a due diligence study, including an examination of the Company's contracts and engagements.

We emphasize that this report does not constitute legal advice or a legal opinion. The interpretation of various documents that we reviewed was done exclusively for the purpose of forming and providing this report.

The information appearing in the Report does not presume to include all the information required by a potential investor, and is not meant to determine the value for a specific investor. Different investors may have different objectives and methods of examination based on other assumptions, and accordingly, the price they would be willing to pay will vary.

1.5	Personal and Financial Relationship with the Company

We hereby confirm that we have no personal interest in the Company, other than the fact that we receive a fee for providing this report, and our professional fees are not contingent on the results of this report.

It should be noted that in past two years, GSE conducted an impairment analysis of the North Brawley Power Plant for the Company, in connection with the Company's annual financial statements as follows:

Subject of the Opinion	Date of the Opinion	Relevant accounting Standard	Work Method	Valuation Results ($ 000's)	WACC
North Brawley	December 2010	IFRS	DCF	139,009	8%
North Brawley	December 2011	IFRS	DCF	156,191	8%

In connection with this report, we should note that GSE will receive a letter of indemnity from the Company in the event that GSE is sued in a legal proceeding for the payment of any amount to the Company or to a third party for a cause of action that could stem, directly or indirectly, from this report. In such case, the Company shall indemnify GSE for any expense that GSE shall incur or be required to pay for legal representation, legal advice, professional consulting, defense against legal proceedings, negotiations, etc. The Company shall also indemnify GSE for the amount that it shall be ordered to pay to a third party in a legal proceeding.

1.6	Reference to the Report

We consent that this report will be included in the 2012 2nd quarter report of Ormat Industries Ltd, and in a current report on form 8-k of Ormat Technologies, Inc.

This report may not be used for any other purpose without receiving explicit prior and written permission from GSE. Anyone using the Report, in whole or in part, other than for the purposes for which it was submitted, and without the prior written approval of GSE, may be sued therefore.

1.7	Limitation of Liability

This report is intended for the use of the Company's Management and for the purpose described above, and it may not be used for any other purpose, including transferring the Report to a third party or citing it, without our prior written consent. In no event, whether we have given our consent or not, will we not assume any responsibility toward any third party which was forwarded the Report.

In the course of our work, we received information, explanations, data and representations from the Company and/or from D&P and/or someone on the Company's behalf (the “Information”). The responsibility for the information lies with whoever provided such information.  The ambit of our work does not include an examination and/or verification of said Information. Consequently, our work shall not be considered and will not constitute a confirmation of the veracity, completeness or accuracy of the Information provided to us. In no event will we be liable for any loss, damage, cost or expenditure that might be caused in any manner or form from acts of fraud, misrepresentation, deception, submission of Information that is not true or complete or obstruction of information on the part of the Company and/or D&P and/or anyone on the Company's behalf, or any other reliance on the Information.

In general, forecasts tend to relate to future events and are based on reasonable assumptions made on the date of the forecast.  Such assumptions may change over the forecasted period, and consequently forecasts made at the time of the valuation may differ from actual financial results and/or from estimates made at a later date.  Therefore, these forecasts may not be treated with the same level of confidence attributed to data appearing in audited financial statements. We offer no opinion regarding the correctness of the forecasts made by the Company, D&P and/or by anyone on their behalf with the financial results that will actually be obtained.

The Report does not constitute a due diligence study and should not be relied on as such. Moreover, financial assessments do not presume to be an exact science, and their conclusions are often contingent on the subjective judgment exercised by the valuator. Although we believe that the value that we have set is reasonable based on the information submitted to us, another value appraiser may reach a different result.

1.8	Sources of Information and Valuation Procedures

Sources of Information
In the course of the Report, we relied upon financial and other information, including prospective financial information, obtained from the Company, D&P and from various public, financial, and industry sources. Our conclusion is dependent on such information being complete and accurate in all material respects.  We will not accept responsibility for the accuracy and completeness of such provided information.

The principal sources of information used in performing our valuation include:

▪	Discussions with the Company's management and with D&P, as follows:

•	Mrs. Yehudit Bronicki, CEO and Director, Ormat Industries Ltd. and Ormat Technologies, Inc.
•	Mr. Yoram Bronicki, President, COO and Director, Ormat Technologies, Inc.
•	Mr. Joseph Tenne, CFO, Ormat Industries Ltd. and Ormat Technologies, Inc.
•	Mr. Amit Gorka, V.P Corporate Controller, Ormat Industries Ltd. and Ormat Technologies, Inc.
•	Mr. Eyal Hen, Director of Finance, Ormat Technologies Inc.
•	Mr. Joseph Omoworare, Valuation Services Managing Director, Duff & Phelps

▪	Historical cost and financial statement information provided by Ormat Technologies, Inc.

▪
Ormat Technologies, Inc. Management’s financial projections for North Brawley under several capacity scenarios and for both pricing scenarios (Southern California Edison Company, and Third Party Off-taker)

▪	Power Purchase Agreement (“PPA”) related to North Brawley

▪	Documentation provided by Management in regards to Amendments to the current PPA with Southern California Edison company ( "SCE")

▪	North Brawley plant basis summary, provided by Management, as of the Valuation Date

▪	Other publicly available information from sources, but not limited to, Capital IQ, and SNL, deemed relevant to preparation of this report

▪	Financial models, analyses and North Brawley Asset Impairment Analysis report prepared by D&P

Valuation Procedures
For the purpose of preparing this report, the Company's management provided D&P and GSE with historical and forecasted performance characteristics for North Brawley, including generation output, additional capital expenditure requirements to improve output, energy revenues, along with plant and operating expenses. D&P and GSE have adopted management forecasts and assumptions. To check the reasonability of said forecasts and assumptions, GSE and D&P have conducted several interviews and conversations with the management and have reviewed various relevant materials provided by the Company. Procedures, investigations, and financial analyses with respect to the preparation of this report included, but were not limited to, the items summarized below:

•	Analysis of conditions in, and the economic outlook for, the geothermal / renewable energy sector
•	Analysis of general market data, including economic, governmental, and environmental forces
•	Analysis of the assumptions and estimates made by the Company's management pertaining to the two pricing scenarios (Third Party Off-taker and SCE)
•	Discussions concerning the history, current state, and future operations of the Subject Asset;

•	Discussions with the Company's management to obtain an explanation and clarification of data provided
•	Review of the documentation provided by the Company's management in regards to amendments to the current Power Purchase Agreement (“PPA”) with Southern California Edison (SCE)
•	Review of certain long term contract pricing term sheets and existing PPAs for related geothermal facilities with various third parties
•
Review of the latest internal management memo on the status of the negotiations pertaining to a PPA for North Brawley with a third party Off-taker, as of the Valuation Date and related updated term sheet

•
Analysis of financial and operating projections including revenues, operating margins (e.g., earnings before interest and taxes), working capital investments, production tax credits, and capital expenditures based on the Subject Asset’s historical operating results, industry results and expectations, and management representations as it relates to the Subject Assets for the several capacity generation cases

•	Estimation of an appropriate Weighted Average Cost of Capital (“WACC”)

1.9	The Accounting Standard

At the request of the Company, the valuation will be used for implementing International Accounting Standard No. 36 regarding asset impairment (hereinafter:  the "Standard" or "IAS 36") in its financial statements.

The purpose of the Standard is to prescribe the procedures that an enterprise must apply to ensure that its assets are carried at no more than their recoverable amount. An asset is carried at more than its recoverable amount when the carrying value of the asset exceeds the amount to be recovered through use or sale of the asset.  In this case, the asset value has been impaired, and the Standard requires the corporation to recognize an impairment loss. The Standard also specifies when a corporation should reverse an impairment loss and requires certain disclosures for impaired assets, and for investments in investee companies that are not subsidiaries, which are carried in the financial statements in an amount that significantly exceeds their market value or net sale price.

The Standard prescribes the accounting treatment and statement required in the event of asset impairment. If an enterprise prepares consolidated financial statements (including proportionate consolidation), the Standard will be applied to the accounting treatment of the impairment of all the assets appearing in the enterprise's consolidated balance sheet, including investments in investee companies that are not subsidiaries, goodwill stemming from the acquisition of subsidiaries and fair value adjustments. In effect, this Standard applies to investments in subsidiaries and jointly controlled companies, so that provisions for impairment loss, which are recognized in the consolidated financial statements with respect to assets of the subsidiary or the jointly-controlled company, including goodwill and fair value adjustments, will be stated in the separate financial statements of the parent company as a reduction of the investment account in the subsidiary or jointly-controlled company.

The Standard prescribes that the recoverable amount of an asset should be estimated whenever there are indications that an asset may be impaired.

The Standard requires recognizing the impairment loss of an asset (i.e. the value of the asset has declined) whenever the carrying amount of the asset exceeds its recoverable amount. An impairment loss will be recognized in the statement of profit and loss for those assets stated at cost and should be treated as a revaluation decrease, and only for those assets carried at a revalued amount in accordance with other accounting standards or in accordance with the provisions of any law.

The Standard prescribes that a recoverable amount shall be calculated as the Fair Value less costs to sell or Value in Use, whichever is higher:

1.	The Value in Use of the asset is the estimate of the present value of future cash flows to be derived from use and disposal of the asset at the end of its useful life.
2.
Fair value less costs to sell is the amount obtainable from the sale of an asset or Cash-Generating Unit in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal.

The Standard states that the best evidence of an asset’s Fair Value less costs to sell is a price in a binding sale agreement in an arm’s length transaction, adjusted for incremental costs that would be directly attributable to the disposal of the asset.

If there is no binding sale agreement but an asset is traded in an active market, Fair Value less costs to sell is the asset’s market price less the costs of disposal. The appropriate market price is usually the current bid price. When current bid prices are unavailable, the price of the most recent transaction may provide a basis from which to estimate Fair Value less costs to sell, provided that there has not been a significant change in economic circumstances between the transaction date and the date as at which the estimate is made.

If there is no binding sale agreement or active market for an asset, Fair Value less costs to sell is based on the best information available to reflect the amount that an entity could obtain, at the balance sheet date, from the disposal of the asset in an arm’s length transaction between knowledgeable, willing parties, after deducting the costs of disposal. In determining this amount, an entity considers the outcome of recent transactions for similar assets within the same industry. Fair Value less costs to sell does not reflect a forced sale, unless management is compelled to sell immediately.

1.10	Details on the Valuating Company

Giza Singer Even is a leading Israeli financial advisory and investment banking firm. Throughout its 25 years of operations, the firm has been involved in the largest transactions and privatization processes in Israel and has serviced the largest corporations in the Israeli capital market.

Giza Singer Even is operating through three independent divisions:

▪
Investment Banking and Underwriting: the division provides services for various transactions as mergers and acquisitions, corporate finance, public offerings and debt rating. The division provides underwriting services through its subsidiary- GSE Capital Markets.

▪
Financial advisory services: the division offers a wide range of services, including business plans, valuation and fair value measurements services, applied economics services and legal expert opinions

▪
Analytical Research and Corporate Governance: our subsidiary, GSE Analytical Research and Corporate Governance provides debt analysis and consulting services to leading financial institutions as banks and institutional investors in Israel. The firm has substantially advanced its operations in this area following the increased regulatory requirements in connection with investments in corporate bonds

This report has been prepared by a team headed by Eyal Szewach. Mr. Szewach holds a B.Sc in Electronics Engineering from the Technion – Israel institute of technology and a M.B.A in Finance from the Tel-Aviv University.

Sincerely yours,
Giza Singer Even
August 2012

Chapter B - Executive Summary

1. Description of the Company and Subject Assets

Ormat Technologies, Inc.
Ormat is the leading vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. With more than four decades of experience in geothermal and recovered-energy generation, Ormat products and systems are covered by 84 U.S. patents.

▪	North Brawley Facility
General
The North Brawley Geothermal Power Plant project ("The Plant") is located in Brawley, California. The plant was placed in service on January 15, 2010 and consists of five (5) water cooled Ormat Energy Converter Units, water system and other auxiliary systems to produce up to 50 MW of electricity.  The Plant is an addition to the expanding network of geothermal type power plants in the area, which make use of the high temperature fluid beneath the surface to produce steam or brine and induce rotation in a turbine / generator configuration.

Since early 2009, Brawley has been hampered by four major factors:

•	Inability to circulate the design flow due to injection field limitations, and lack of available production wells

•	High operating costs due to the cost of maintaining filtration on the injection wells and cleanouts of the injection wells

•	High well field operating costs due to early failures of the production pumps

•
Additional capital expenditure investment in pursuit of solutions to the injection and the production issues, including filtration and separation systems, drilling or modifying the injection wells, drilling production wells, adding injection pumps and constructing pipelines for the new wells

As of the Valuation Date the facility is capable of producing approximately 25MW of electricity. Due to progress in the interpretation of the results from the 3-D seismic survey which was completed in 2011, Management now have detailed information about the resource.

Management’s assessment of the potential of the field remains unchanged and it believes that the generation targets of 45MW to 50MW that it has used in the past are still valid. Management expects that increased generation capacity is achievable by the beginning of 2014, commensurate with capital investment plan designed to improve capacity. Management also believes that there has been good progress in improving the service life of the production pumps which it currently sees as the biggest cost driver. The progress in interpretation of the nature of the reservoir through the use of a 3-D seismic survey improves the ability to define targets for hot low salinity production wells and matching injection wells to provide pressure support for the production wells.

Power Purchase Agreement – Renegotiation Status
North Brawley currently delivers power to Southern California Edison (“SCE”) under a 20 year Power Purchase Agreement (“PPA”) signed in 2007. In light of the current market conditions in the region, Ormat submitted a proposal to the Southern California Public Power Authority (“SCPPA”) for a long term PPA for North Brawley, on September 8, 2011. A Third Party Off-taker (“Third Party Off-taker”), which is a member of SCPPA, expressed interest in the proposal. After subsequent discussions and negotiations, revised term sheets were submitted to the Third Party Off-taker for North Brawley in November 2011, and December, 2011, with further revisions to the term sheet received from the Third Party Off-taker as of the Valuation Date.

Although a final decision has not yet been reached, Management has confirmed that the prospects of the negotiations remain favorable and the Third Party Off-taker has taken certain steps to further progress the contracting (including receiving key executives' approval and commitment) and has agreed to purchase up to 25 MW of capacity. Ormat is currently working with SCE on a bilateral amendment (“Amendment No. 6” or the “Amendment”) of the previous PPA, which will allow them to sign a new PPA with the Third Party Off-taker.

2.  Description of the Valuation Methodology

To estimate the Fair Value of North Brawley under IAS 36, a DCF analysis was utilized. Under IFRS - IAS 36, an asset is considered to be impaired if the carrying value of the asset is greater than its estimated Fair Value. The impairment is recorded in the amount by which the carrying value exceeds the Fair Value of the asset.

In consideration of the current long term power purchase contract negotiations being currently undertaken by the Company, and as requested by the Company, the analysis has been conducted using the expected cash flow approach. To estimate a value for the long-lived assets we conducted a probability-weighted valuation analysis pertaining to the Third Party Off-taker and SCE pricing scenarios (further elaborated below) provided by the Company. Additionally, since the exact generation of the facility could not be calculated due to recent construction and addition of new wells, as mentioned in the Subject Asset description (see Chapter C), we used high probability and low probability generation assumptions under each of the two pricing scenarios (Third Party Off-taker and SCE), each with four power generation capacity cases; a 37MW case, a 40MW case, a 45MW case, and a 50MW case (collectively 8 cases).

The Fair Value of the assets of North Brawley as of the Valuation Date was therefore estimated by:

•	Determining operational characteristics of the Plant's four generation scenarios; a 37MW, a 40MW, a 45MW, and a 50MW scenario
•	Forecasting revenues and variable operating costs as applicable, including energy prices for the electric output under two pricing scenarios (Third Party Off-taker and SCE)
•	Forecasting fixed expenses and capital expenditures as applicable for each case
•
Performing a DCF analysis for each generation case under each pricing scenario. The DCF for each generation case was then assigned a probability, estimated by the Company's management, and thereafter each pricing scenario was assigned a probability, based on the Company's estimates of its probability to materialize.  The Fair Value was then calculated by summing the total weighted expected value of all cases.

3.  Weighted Average Cost of Capital

The weighted average cost of capital was calculated by weighting the required returns on fixed income and common equity capital in proportion to their estimated percentages in an expected capital structure. The valuation model assumes a 8% weighted average cost of capital (WACC) for the capacity under a contractual environment and a 9% weighted average cost of capital (WACC) for the capacity not under contract (reflecting the underlying increased uncertainty in the Third Party Off-taker scenario)

4.  Valuation Conclusion

4.1 Fair Value
Based on probabilities provided by the Company's Management, the Fair Value of North Brawley is estimated at $141 million (pre disposal costs), as exemplified below:

Case	Third Party Off-taker DCF	Weighting	SCE DCF	Weighting	Probability weighted Valuation	Case Weighting	Expected Value
37MW Case	134,460	90%	68,250	10%	127,839	50.0%	63,920
40MW Case	144,904	90%	76,230	10%	138,037	25.0%	34,509
45MW Case	163,408	90%	87,792	10%	155,486	12.5%	19,481
50MW Case	190,506	90%	112,189	10%	182,674	12.5%	22,834
Total						100.0%	140,744

4.2 Disposal Costs
Based on discussions with the management we assumed disposal costs estimated at 1% of the Fair Value, totaling $1.4 million

4.3 Conclusion
We estimate that the Fair Value of North Brawley, less costs to sell, is $139 million

4.4 Sensitivity Analysis

4.4.1 Sensitivity to the WACC
We have performed a sensitivity analysis for the value of North Brawley, less costs to sell, with respect to the weighted average cost of capital as follows:

% Change in WACC	(1)%	(0.5)%	8	%1	+0.50%	+1%
Fair Value (less costs to sell)	156.2	147.6	139.3		131.6	124.3

1	8% for the contracted capacity and 9% for the uncontracted capacity

4.4.2 Sensitivity – probability weighting - Third Party Off-taker vs. SCE pricing scenarios
We have performed a sensitivity analysis for the value of North Brawley, less costs to sell, with respect to the probability weighting of the Third Party Off-taker vs. SCE pricing scenarios, as follows:

Probability SCE / Third Party Off taker	40/60%	30/70%	20/80%	10/90%	0/100%
Fair Value (less costs to sell)	118.7	125.5	132.5	139.3	146.2

Chapter C -  the Company and Subject Assets

Ormat Technologies, Inc.
Ormat is the leading vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. With more than four decades of experience in geothermal and recovered-energy generation, Ormat products and systems are covered by 84 U.S. patents.

Description of Subject Assets
General
The North Brawley Geothermal Power Plant project ("The Plant") is located in Brawley, California. The plant was placed in service on January 15, 2010 and consists of five (5) water cooled Ormat Energy Converter Units, water system and other auxiliary systems to produce up to 50 MW of electricity.  The Plant is an addition to the expanding network of geothermal Type Power Plants in the area, which make use of the high temperature fluid beneath the surface to produce steam or brine and induce rotation in a turbine / generator configuration.

Since early 2009, Brawley has been hampered by four major factors:

• Inability to circulate the design flow due to injection field limitations, and lack of available production wells

• High operating costs due to the cost of maintaining filtration on the injection wells and cleanouts of the injection wells

• High well field operating costs due to early failures of the production pumps

• Additional capital expenditure investment in pursuit of solutions to the injection and the production issues, including filtration and separation systems, drilling or modifying the injection wells, drilling production wells, adding injection pumps and constructing pipelines for the new wells

As of the Valuation Date the facility is producing approximately 25MW of electricity. Due to progress in the interpretation of the results from the 3-D seismic survey which was completed in 2011, Management now have detailed information about the resource, and as a result are currently in the process of re-drilling a damaged well and drilling a new production well.

Management’s assessment of the potential of the field remains unchanged and it believes that the generation targets of 45MW to 50MW that it has used in the past are still valid.  Management also believes that there has been good progress in improving the service life of the production pumps which it currently sees as the biggest cost driver. The progress in interpretation of the nature of the reservoir through the use of a 3-D seismic survey improves the ability to define targets for hot low salinity production wells and matching injection wells to provide pressure support for the production wells.

Power Purchase Agreement – Renegotiation Status
North Brawley currently delivers power to Southern California Edison (“SCE”) under a 20 year Power Purchase Agreement (“PPA”) signed in 2007. In light of the current market conditions in the region, Ormat submitted a proposal to the Southern California Public Power Authority (“SCPPA”) for a long term PPA for North Brawley, on September 8, 2011. A Third Party Off-taker (“Third Party Off-taker”), which is a member of SCPPA, expressed interest in the proposal. After subsequent discussions and negotiations, revised term sheets were submitted to the Third Party Off-taker for North Brawley in November 2011, and December, 2011, with further revisions to the term sheet received from the Third Party Off-taker as of the Valuation Date.

Although a final decision has not yet been reached, Management has confirmed that the prospects of the negotiations remain favorable and the Third Party Off- taker has taken certain steps to further progress the contracting (including receiving key executives' approval and commitment) and has agreed to purchase up to 25 MW of capacity. Ormat is currently working with SCE on a bilateral amendment (“Amendment No. 6” or the “Amendment”) of the previous PPA, which will allow them to sign a new PPA with the Third Party Off-taker.

Chapter D – General Economic Outlook and Industry Analysis2

General Economic Outlook
Introduction
In performing our analysis, we considered the general economic outlook as of the Valuation Date and its potential impact on the Subject Assets. An assessment of the general economy can often identify underlying causes for fluctuations in the financial and operating performance of a company. This overview of the general economic outlook is based on our examination of various economic analyses and the consensus forecasts of Blue Chip Economic Indicators and Blue Chip Financial Forecasts (collectively, the “consensus”).

Economic Growth
The United States’ economy is continuing to recover from one of its worst recessions in history. The 2008-2009 recession was declared officially over in June 2009, and was of greater duration than those of 1974-1975 and 1981-1982. Real GDP (i.e., output adjusted for the impact of inflation) contracted by 3.5% in 2009 on a year-over-year basis. This was the biggest decline since 1946 and was primarily attributed to sharp decreases in residential and non-residential fixed investments, real personal consumption expenditures (“PCE”) and, to a lesser extent, business inventories. In fact, 2009 saw the largest liquidation ever on record of business inventories.

The current recovery also falls short of the rebound observed in other post-World War II recessions. Real GDP growth in the year following the recessions of 1957-58, 1973-75, and 1981-82 was on average 5.6%. In contrast, real GDP grew by 3.0% during 2010, aided by a rebuilding of business inventories and a recovery in consumer spending. This sub-par growth trend did not improve in 2011. For example, real GDP grew by a dismal annualized 0.4% in the first quarter of 2011 and by an only slightly improved 1.3% in the second quarter of 2011. This lower than expected growth was attributable to harsh winter weather, continued cutbacks by state and local governments, political turmoil in several North African and Middle Eastern countries, a major earthquake and tsunami in Japan, and a resurfacing of the European sovereign debt crisis. Third quarter growth improved somewhat to an annualized 1.8%, primarily due to an increase in consumer spending. However, business inventories subtracted 1.4% from the growth rate for the quarter; reflecting businesses’ somewhat pessimistic expectations for consumer spending during the holiday season.

Sources– D&P North Brawley Impairment Analysis - Aug 2012, the IMF, and capital IQ.

In contrast, the fourth quarter of 2011 experienced 3.0% real GDP growth, the fastest pace since the second quarter of 2010. However, a surge in business inventories accounted for 60% of the fourth quarter’s growth, raising some questions about the sustainability of the recent growth trends. For overall 2011, real GDP grew by a below-trend rate of 1.7%.

The U.S. economy, shadowed by this continued trend, expanded by only 1.9% in the first quarter of 2012. Real GDP growth was primarily driven by a 2.7% rise in real personal consumption, which stemmed from a surge in auto and light truck unit sales driven by mild winter weather. Looking ahead, the consensus estimates real GDP will grow 2.1% during 2012, improving to 2.4% in 2013, but this is still below the U.S. long-term trend. Recent economic indicators have shown mixed results. Lower gas prices are expected to drive continued growth of real PCE, which the consensus projects at 2.2% in 2012. On the negative side, potential risks to U.S. economic growth include regulatory uncertainties resulting from upcoming U.S. presidential elections (and related impact on fiscal policy), effects of a deteriorating Euro sovereign debt crisis, and weakened economic growth in China.

In its most recent semi-annual update to long-range projections, the consensus estimated a five-year average real GDP growth rate of 2.8% for the period of 2014-2018, with a 2.5% average growth for the subsequent five-year-period. This is consistent with the most recent Livingston Survey, published by the Federal Reserve Bank of Philadelphia (the “Philadelphia Fed”), which projects a long-run (ten-year) average real GDP growth rate of 2.7%.3

3 Source: “The Livingston Survey – June 2012,” Federal Reserve Bank of Philadelphia, June 7, 2012.

In its most recent semi-annual update to long-range projections, the consensus estimates a five-year average real GDP growth rate of 2.8% for the period of 2013-2017, with a 2.5% average growth for the subsequent five-year-period. This is consistent with the most recent Livingston Survey published by the Federal Reserve Bank of Philadelphia (hereinafter the “Philadelphia Fed”).

Inflation
The primary inflation index of the U.S., the consumer price index (“CPI”), expanded at an annualized rate of 3% in 2011, a substantially higher growth rate compared with the CPI growth rate in 2010, of 1.6%. During 2010 CPI was somewhat volatile, but ultimately registered an overall 1.6% increase, fueled by rising food, energy, and raw commodity prices. Price pressure from crude oil, which was exacerbated by the ongoing turmoil in North Africa and Middle East, persisted during the first half of 2011. This led to CPI’s annualized rise of 4.5% and 4.4% in the first and second quarters respectively. During the third quarter, the increase in CPI slowed down to an annualized 3.1%, but energy prices were still a large contributing factor. Further deceleration in CPI inflation was experienced during the fourth quarter at a surprisingly low annualized rate of 1.3%, largely due to the decline in gasoline and new vehicle prices. This contributed to an overall 2011 CPI inflation of 3.2%. A sudden rebound in oil prices during the first quarter of 2012 led to a 2.5% (annualized) rise in CPI. However, CPI inflation is set to decline in the second quarter due to a recent drop in prices of crude oil related products (driven by a slowing global economy), as well as energy services (attributable to plummeting natural gas prices and warm winter weather). The consensus estimates that CPI will rise by 2.2% and 2.1% in 2012 and 2013, respectively. In addition, the IMF estimates an average long-term inflation of 2%.

Unemployment
In October 2009, the rate of unemployment peaked at 10.0%, the worst level since June 1983. In 2010 new jobs were created, led primarily by an increase in private sector payrolls, but restrained by layoffs of government employees, resulting in a 9.6% average unemployment rate. Conditions improved during the first quarter of 2011, driven primarily by private sector payrolls, lowering the average unemployment rate to 9.0%. A majority of first quarter job gains were eliminated during the second quarter of 2011 and the unemployment rate rose again to 9.0% in June 2011, slightly increasing in the third quarter of 2011 to 9.1%. Despite the continued job losses in the government sector, the unemployment rate finally declined to 8.7% in the fourth quarter, reflecting improvement in private sector employment. This resulted in an average 9.0% unemployment rate for 2011. Robust job creation continued in the first two months of 2012, primarily driven by a mild winter, but job growth slowed down significantly since then. The May 2012 unemployment rate rose to 8.2%, the first rise since June 2011. Some of the recent softness in labor markets appears to be a catch-up from the strength seen in the beginning of the year, which analysts now believe benefitted from the record warm winter weather. Overall, the consensus expects an average unemployment rate of 8.1% in 2012 and 7.8% in 2013.

Interest Rate Environment and Global Economic Trends
U.S. interest rates remain historically low. A flight to quality led U.S. Treasury yields to drop sharply in May 2011, and continue to decline through 2012. Poor labor markets, signs of a global economic slowdown, rising capital and liquidity requirements for banks, and most notably an escalation of the Euro-zone sovereign debt crisis, all contributed to investors becoming more risk averse. Based on these trends, the Federal Open Market Committee (“FOMC”) announced in January 2012 that it will continue to keep interest rates exceptionally low through late 2014.

Due to increasing market uncertainty in the latter half of 2010, the Federal Reserve (“Fed”) was forced to revive some of its purchase programs to inject liquidity into the financial system. In August 2010, the Fed introduced a variety of quantitative easing measures (also known as “QE2”) to support the U.S. economy, a program completed in June 2011. In September 2011, the Fed announced plans to purchase $400 billion of Treasury securities (known as “Operation Twist”), with the intent to drive down long-term interest rates and revive the economy. In June 2012, citing weakness in labor markets and strains in global financial markets, the Fed announced plans to continue Operation Twist through the end of 2012.

Geopolitical and economic uncertainty is still very high across the globe. Concerns about the possibility of a global sovereign debt crisis first surfaced in February-March 2010, due to investors’ reactions to swelling budget deficits in several Euro-zone member states, especially in Greece. The European Union (“EU”) and the International Monetary Fund (“IMF”) first approved a bailout package for Greece in May 2010. Both Ireland (November 2010) and Portugal (April 2011) were forced to request similar EU-IMF bailouts. In July 2011, EU politicians approved a tentative restructuring of Greece’s debt, pursuant to a second bailout agreement. However, markets reacted negatively and the crisis spread to Spain and Italy, which are considered by markets as “too big to fail”. As a result, the European Central Bank (“ECB”) was forced to reenact its government bonds purchase program and to provide additional liquidity to banks under a program known as long-term refinancing operations (“LTRO”). While the LTRO program was considered successful in strengthening liquidity in the Euro-zone, concerns have resurfaced that Portugal and Spain will need extra financial assistance. The mid-June Greek elections generated a viable majority in support of the bailout plan; however relief was short-lived, as global financial markets’ concerns quickly turned back to troubled Spain and Italy, pushing their respective sovereign yields higher.

The Euro-zone registered overall 2010 real GDP growth of 1.9%; primarily driven by Germany’s export-led recovery. Growth during the first quarter of 2011 reached an annualized 2.9%, with economic expansion widening to other countries beyond Germany. However, the second and third quarters were hit by softened consumer spending, partly driven by higher energy prices and the deterioration of the Euro debt crisis, leading to an annualized 0.6% real GDP growth rate in both quarters. For overall 2011, the Euro-zone economy grew by 1.5%, in real terms. Exports and better than anticipated growth in Germany prevented the GDP from a decline in the beginning of 2012. A contraction in Euro-zone real GDP of 0.5% is now projected for 2012, followed by minimal growth of 0.7% in 2013. The actual growth trajectory for 2012 and 2013 will be dependent on politicians and the ECB’s ability to control the ongoing sovereign debt crisis.

The United Kingdom economy experienced 2.1% real growth in 2010, despite a fourth quarter 1.6% contraction. Real GDP grew an annualized 1.0% in the first quarter of 2011, but contracted by an annualized 0.2% in the second quarter, partially due to temporary factors such as the April 2011 royal wedding and the effects from the Japanese tsunami/earthquake. Third quarter saw annualized 2.3% growth, primarily as an offset to the stagnation seen in the prior quarter. Downside risks to growth persisted, leading the Bank of England (“BOE”) to announce a new QE2 program in October 2011. Real GDP contracted by an annualized 1.2% in the fourth quarter, largely due to weakened Euro-zone growth and high inflation, leading the BOE to increase the size of QE2 in February 2012. Overall, real GDP grew by only 0.7% in 2011. The U.K. slipped back into recession in the first quarter of 2012, as real GDP contracted by an annualized 1.3%. The consensus projects real GDP growth of 0.3% and 1.6% in 2012 and 2013, respectively.

Japan’s economy grew by 4.4% in real terms in 2010, recovering from its worst recession since World War II. In March 2011, Japan was hit by a devastating earthquake and subsequent tsunami, which created significant economic and fiscal challenges. Real GDP contracted by an annualized rate of 7.7% in the first quarter of 2011 and 1.7% during the second quarter, as consumer spending, business investment, and exports collapsed following the disaster. The third quarter rebounded significantly, with a 7.8% annualized real GDP growth rate. Nonetheless, concerns regarding the rising yen and subsequent decline in Japanese exports pushed the Bank of Japan (“BOJ”) to a new round of QE measures and currency market intervention. Despite the QE measures, real GDP only grew by an annualized 0.1% in the fourth quarter of 2011, contributing to an overall 2011 decline of 0.7%. Initial estimates of the first quarter of 2012 show the economy bounced back to a 4.7% annualized real growth. The consensus projects real GDP to grow by 2.2% and 1.7% in 2012 and 2013, respectively.

U.S. Geothermal Market Update
Introduction
The development of geothermal energy resources for utility-scale electricity production in the United States has continued since the 1960’s, and in turn has positioned the US as a leader in the global geothermal industry. The US currently has approximately 3187 MW of installed geothermal capacity, more than any other country in the world, as depicted in the figure below.

US & Global Geothermal Installed Capacity (1960 – 2012)

Source: GEA

Geothermal companies continue to increase the development of geothermal resources in the US. In 2010 geothermal energy accounted for 3% of renewable energy-based electricity consumption in the United States. While the majority of geothermal installed capacity in the US is concentrated in California and Nevada, geothermal power plants are also operating in Alaska, Hawaii, Idaho, Oregon, Utah, and Wyoming.

While the recent economic downturn adversely impacted the rate of geothermal resource development, the geothermal industry has maintained steady growth in the US through 2012. Geothermal companies continue to explore and develop geothermal resources at a growing number of sites throughout the United States. Geothermal capacity in 2011 and 2012 was installed by four different geothermal companies. An increasing number of Geothermal projects are located in California and especially Nevada, where strong state policies and a geothermal friendly regulatory structure support strong industry growth.

Industry Growth Trends and Future Development
The number of developing geothermal projects reported to GEA in 2012 (130 projects) represents an increase of approximately 6% from 2011 (123 projects). By the end of 2012, the geothermal industry is expected to develop 130 confirmed geothermal projects, which inclusive of projects not confirmed (i.e. “unconfirmed”) by the developing companies, is closer to 147 total projects.

Geothermal companies increased installed capacity from 3102 MW to 3187 MW in 2011 and the first quarter of 2012. As the economy recovers and federal and state policy incentives driving investment in renewable energy resources remain in effect, the geothermal industry is expected to continue to bring geothermal capacity online in 2012 and subsequent years. As advanced geothermal projects enter or near the construction phase of development, geothermal companies in the US are also acquiring and developing early stage geothermal resources. Within the United States, most geothermal reservoirs are located in the western states, Alaska, and Hawaii. Wells, in these areas, can be drilled into underground reservoirs for the generation of electricity, with a high probability of success and longevity.

According to development companies within the industry, new projects were identified under development in 15 states: Nevada, California, Utah, Idaho, Oregon, Alaska, Louisiana, Hawaii, New Mexico, Arizona, Colorado, Mississippi, Texas, Washington, and Wyoming in-spite of the economic downturn and risk-averse investors. As indicated in Figure 2 below, Nevada and California maintain to be leaders in geothermal power development.

Figure 2: Developing Projects by State and Phase, Source: GEA

Developers of geothermal facilities are progressively exploring new areas where little or no previous development has taken place.  Of the 147 projects surveyed by the GEA, 116 (approximately 80%) are developing conventional hydrothermal resources in “unproduced” areas (CH Unproduced) where the geothermal resource has not been developed to support electricity generation via a power plant. Additionally, 18 are developing conventional hydrothermal projects in “produced” (CH Produced) areas, and five are expansions to existing conventional hydrothermal power plants (CH Expansion). The remaining projects are five geothermal and hydrocarbon coproduction (“Coproduction”) and three enhanced geothermal systems (“EGS”) projects.

Currently, geothermal companies are developing 1779 - 1821 MW of confirmed Planned Capacity Additions (“PCA”) projects in the US. When accounting for unconfirmed projects, the range of PCA in development is approximately 1961 – 2023 MW. Of this, 949 – 956 MW are advanced-stage (Phase 3 – 4) geothermal projects. The figure below, details PCA projects by state that are in advanced stages of development, as of April, 2012.

Advanced-stage planned capacity additions by state: Source: GEA

The exploration for and development of new resources, as well as the application of new technologies, has the potential to expand the geographic extent of the industry. Projects featuring the development of conventional hydrothermal resources as well as EGS pilot projects are increasing in the western US. At the same time, the potential to generate geothermal electricity from low-temperature fluids left over as a byproduct from oil and gas production is being explored through demonstration scale projects in states along the Gulf of Mexico and in North Dakota.

Federal Incentives and Drivers of Development
Increased progress in the development of geothermal projects has been fueled by federal incentives and funding which help offset the risk and high capital cost of development. Subject to certain criteria, geothermal power projects are eligible for the full Production Tax Credit (“PTC”) if placed in service by December 31, 2013. Additionally, the American Recovery and Reinvestment Act of 2009 (“ARRA”) has made projects eligible for the PTC also eligible for a grant in lieu of the tax credit from the Treasury Department. Section 1603 of the ARRA allows developers of geothermal power plants the option of applying for the Investment Tax Credit or an ITC cash grant. The grant is equivalent to a 30% tax credit for the eligible portions of their capital investment.

Projects which are in construction by the end of calendar year 2011 and are placed in service by the end of calendar year 2013 may receive the 30% ITC or the ITC cash grant (after 2013 a 10% ITC is still available). Geothermal developers have cited the cash grant as a particularly important factor in sustaining development through the economic recession. Since 2009 approximately $262.9M and $4.6M in cash grants have been provided to utility-scale geothermal projects and geothermal heat pump projects respectively. Projects receiving cash grants span 19 different states.

The ITC cash grant was included in the ARRA in response to the decreasing number of tax equity investors following the global credit crisis which began in 2008, as well as the fact that tax credits for many developers became less valuable in light of decreasing profits, and consequently shrinking tax burdens.

Many geothermal developers are building several projects in the US, and the cash grant provides them an effective incentive that quickly reduces their debt -- an important factor in the present economic recession. In addition, four of the top five states with geothermal power under development have substantial renewable standards. Those states in order of geothermal development and their state renewable requirement are: 1) Nevada (25%), 2) California (33%), 3) Utah (20%), 4) Idaho (none), and 5) Oregon (25%).

Department of Energy (“DOE”) federal stimulus legislation funding is also having an important influence on the US geothermal market. As part of the ARRA section 1705, the DOE has offered loan guarantees for eligible projects. In October 2009, the DOE also announced the results of its competitive solicitation under ARRA for geothermal technology projects. DOE announced awards that could result in up to $338 million in ARRA funding to geothermal research and development, and would require an additional $280 million in recipient cost-share. As of June 2010, ARRA awards administered through the DOE Geothermal Technologies Program (“GTP”) totaled nearly $363.5 million. Total cost share contributes an additional $362.4M, bringing the combined ARRA/cost share geothermal technology investment to more than $725.88M. The vast majority of projects that have yet to be completed indicate that much of this total will be spent in the coming year, boosting job growth within the geothermal sector.

Total DOE GTP ARRA/Cost-Share Geothermal Investment, Source: GEA

A review of GTP ARRA awards reveals that the impact of stimulus funding has not yet peaked for geothermal. As reported by the GEA in 2011, of the 122 projects receiving ARRA funding through the DOE GTP: 1 has been completed, 18 are more than 50% complete, 98 are less than 50% complete, 1 has not been started, and 4 are unaccounted for on Recovery.gov.

Figure 5: ARRA Funded Geothermal Project Progress, Source: GEA

As indicated in Figure 5, about 98% of the projects receiving ARRA funding are either less than 50% complete. With the majority of ARRA funded projects still in early stages of development, GEA anticipates that much of this total will be spent in the coming years, boosting job growth within the geothermal sector.

Industry Outlook
As of the first quarter of 2012, number of confirmed geothermal projects recorded by the GEA accounts for approximately 4116 - 4525 MW of geothermal resources in development, spread among 15 states in the western US. Including unconfirmed projects in resource development totals increases these levels to 4882 - 5366 MW. Figure 6 below, outlines the number of confirmed projects by year, with significant additions over the last two years.

Figure 6: Total confirmed projects +2011 and 2012 prospects, Source: GEA

As of the same period, companies developing geothermal resources have identified vendors in 39 different states (including the District of Columbia) supplying goods and services for the development of geothermal resources as well, which further shows signs of growth in the industry.

As indicated above, the outlook for the geothermal industry remains promising in the US and geothermal companies continue to explore and develop geothermal resources at a growing number of sites throughout the United States.

Chapter E - Valuation

1.  Valuation methodology

1.1 General
In our estimation of Fair Value we consider the income approach. The income approach is a valuation technique that provides an estimation of the Fair Value of an asset based on market participant expectations about the cash flows that an asset would generate over its remaining useful life. The Income Approach begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of Fair Value.

In some situations, the expected cash flow approach is a more effective measurement tool than the traditional approach. In developing a measurement, the expected cash flow approach uses all expectations about possible cash flows, taking into consideration assumed probabilities of future events and/or future scenarios, instead of the single cash flow scenario.

1.2 Application of the Income Approach in this analysis

To estimate the Fair Value of North Brawley under IAS 36, a DCF analysis was utilized. Under IFRS - IAS 36, an asset is considered to be impaired if the carrying value of the asset is greater than its estimated Fair Value. The impairment is recorded in the amount by which the carrying value exceeds the Fair Value of the asset.

In consideration of the current long term power purchase contract negotiations being currently undertaken by the Company, and as requested by the Company, the analysis has been conducted using the expected cash flow approach. To estimate a value for the long-lived assets we conducted a probability-weighted valuation analysis pertaining to the Third Party Off-taker and SCE pricing scenarios (further elaborated below) provided by the Company. Additionally, since the exact generation of the facility could not be calculated due to recent construction and addition of new wells, as mentioned in the Subject Asset description (see Chapter C), we used high probability and low probability generation assumptions under each of the two pricing scenarios (Third Party Off-taker and SCE), each with four power generation capacity cases; a 37MW case, a 40MW case, a 45MW case, and a 50MW case (collectively 8 cases).

The Fair Value of the assets of North Brawley as of the Valuation Date was therefore estimated by:

•	Determining operational characteristics of the Plant's four generation scenarios; a 37MW, a 40MW, a 45MW, and a 50MW scenario
•	Forecasting revenues and variable operating costs as applicable, including energy prices for the electric output under two pricing scenarios (Third Party Off-taker and SCE)
•	Forecasting fixed expenses and capital expenditures as applicable for each case
•
Performing a DCF analysis for each generation case under each pricing scenario. The DCF for each generation case was then assigned a probability, estimated by the Company's management, and thereafter each pricing scenario was assigned a probability, based on the Company's estimates of its probability to materialize.  The Fair Value was then calculated by summing the total weighted expected value of all cases.

2.  North Brawley Valuation

2.1 Valuation Scenarios
Based on the uncertainty of events related to the current negotiations on the proposed PPA, as of the Valuation Date, the North Brawley valuation analysis has been performed by probability weighting of two pricing scenarios. In consideration of the recent significant progress in negotiations with the Third Party Off-taker, management assigned a 90% probability to the Third Party Off-taker scenario, while the SCE Scenario was assigned a 10% probability. The two pricing scenarios provided by management are described below:

•
Third Party Off-taker Scenario: This scenario constitutes the implementation of a 10-Year PPA (currently being negotiated) with Third Party Off-taker for up to 25 MW of capacity. In addition, it is assumed that the remaining capacity, or the capacity above 25 MW, in each of the scenarios could be contracted at terms similar to that expected for the Third Part Off-taker. Under this Scenario, the company expects to:

o
Subject to SCE approval, have the option to move the current PPA to a new project (the aggregation of ORMESA #1, ORMESA #2 and GEM facilities collectively referred to as the “ORMESA facility” or “ORMESA”)

o
Establish a Holiday Period of 5 years in form of a letter agreement which begins on a date that is no later than one month from the date of the Company's notice to SCE of their election to begin the Holiday Period (hereinafter the “Commencement of the Holiday Period”) and ends on the later of:

(i)  Five years from the Commencement of the Holiday Period; or
(ii) Upon the completion of the term of the ORMESA Standard
Offer PPA which is 11/30/2017
o	Enter into an up to 25 MW capacity contract with a Third Party Off-Taker for a 10 year term to begin by the end of 2012
o
Enter into an additional long term contract for the capacity above 25 MW, as well as the period after the first 10 years, at negotiated terms similar to the contract expected to be signed with the Third Party Off-Taker

o	Not incur generation related PPA penalties previously forecasted with SCE
o	Consists of four power generation cases for North Brawley, 37MW case, 40MW case, 45MW case, and 50MW case

It should be noted that the parameters of the Third Party Off-taker scenario used in this analysis are different than the ones used in the impairment analysis conducted in December 2011 as follows:

o	This analysis assumes a slightly lower price per MW/h, based on recent negotiation status with Third party Off-taker
o	The Third party Off-taker contract term is now 10 years instead of 20 years, based on recent negotiation status with Third party Off-taker
o	Contracted capacity is 25 MW instead of the Plant full capacity. Remaining capacity is assumed to be contracted at terms similar to the Third party Off-taker terms

o	Based on Management's representation, the probability for the scenario increased to 90%

•
SCE Scenario: This scenario, is based on the existing PPA dated June, 2007 with SCE, it is reflective of the current obligations of the Company to SCE and as such, is curtailed around the prevailing market conditions of the time at which it was put into effect. Under this Scenario, Management is obligated to:

o	Minimum generation commitment
o	Contracted prices that are significantly lower than the proposed Third Party Off-taker case
o	Penalties in the event of non-compliance
Based on the Company's assessment the probability for this scenario was updated to 10%.

       2.2 Key assumptions
2.2.1 Operating Characteristics
As of the Valuation Date the facility is producing approximately 25MW of electricity. However, as detailed in the Subject Asset description (see Chapter C), management’s assessment of the potential of the field remains unchanged and it believes that the generation targets of 45MW to 50MW that it has used in the past are still valid. Management expects that increased generation capacity is achievable by the beginning of 2014, commensurate with capital investment plan designed to improve capacity. Based on management's technical analysis and operational plan, management assigned probabilities for the different generation cases, as follows: (1) 50MW – 12.5% probability; (2) 45MW – 12.5% probability; (3) 40MW – 25% probability; and (4) 37MW – 50% probability.

2.2.2 Production and Revenues
The Company's management provided production estimates and forecasts for each of the four generation cases considered in this analysis, which were considered to be reasonable and appropriate. Revenues were then derived by assuming the average realized price, provided by management, and in accordance with the PPA terms in each price scenario (Third Party Off-taker and SCE) as follows:

•
SCE Pricing Scenario – reflects the current pricing including seasonality adjustment under the 20 year contract with SCE. Thereafter, in 2031, a replacement contract was assumed using equivalent MPR pricing of $101.7/MWh escalated thereafter by ~1% (in line with the recently released 2011 MPR pricing model).

•	New Off taker Pricing Scenario (Third Party Off-taker) – reflects the proposed 3rd party off taker pricing scenario with the proposed pricing escalated through the life of the generation facility

2.2.3 Operating Costs
The Company provided D&P and GSE with forecasted fixed and variable operating expenses, including costs such as plant operating expenses, utilities, insurance, royalties, and administrative expenses through year 2040 for the Subject Assets in all four generation scenarios. Management's estimates and forecast of operating costs were based on its experience in the operations of the North-Brawley plant and similar geothermal facilities. Variable costs were determined based on estimates of actual material, equipment and services required to operate the Plant subject to assumed production in each generation scenario. Fixed operating costs, primarily labor, were based on the company experience in the operation of the Plant and similar facilities. To adjust these cost estimates to inflation, we have used a 2% long term inflation rate in all generation cases and in both pricing scenarios.

Property taxes, based on managements' guidance, were calculated as 1% of the property value in each of the generation and pricing scenarios

2.2.4 Capital Expenditures
The Company provided D&P and GSE with forecasted capital expenditures through year 2040 for the Subject Assets in all four generation scenarios. Management's estimates and forecast of capital expenditures were based on its experience in the operations of the North-Brawley plant and similar geothermal facilities. Capital expenditures varied in the different generation scenarios to reflect further investments required to achieve increased generation capacity.

To adjust these cost estimates to inflation, we have used a 2% long term inflation rate in all generation cases and in both pricing scenarios.

2.2.5 Depreciation
Positive cash flow is generated by the tax shield that arises from tax depreciation charges that reduce the amount of taxes paid. To arrive at Fair Value from a market participant view, the Plant has been valued assuming an asset purchase, which means that, for U.S. tax purposes, the price paid becomes the new tax basis of the acquired asset (i.e. the tax basis is adjusted to the value or price paid of the acquired asset).  We calculated the depreciation step-up using a 5-year MACRS half-year schedule applicable to geothermal facilities. Additionally, we have also included the allowed tax exemption in the amount of 3.26% of the concluded Fair Value in the analysis. The total plant and impairment loss depreciation benefit was limited to the Plant's existing tax basis (approximately $300 million).

As the concluded Fair Value includes the value of the future tax benefits, we used an iterative process to arrive at the Fair Value of the Plant, and used the Fair Value as the assumed tax basis for all cases.

2.2.6 Tax
We utilized the corporate tax rate that a market participant that will operate the assets at their highest and best use would be expected to incur, and which is not necessarily the tax rate that is incurred by the Company or the Plant. The tax rate that we therefore used in our analysis is 40.75%.

2.2.7 Working Capital
In accordance with our assumptions in the past, we assumed 30 receivable days and 30 payable days to calculate the expected change in working capital.

2.3 Weighted Average Cost Of Capital (WACC)
2.3.1 General
In accordance with the Standard guidelines, the discount rate should reflect current market estimates of:
a.     The time value of money
b.     Specific risks with respect to which the cash flows were adjusted
The discount rate reflects, among other things, the business-operating risk inherent in the company’s activities. Some of the risk is attributed to the nature of the market sector in which the company operates, and some of it stems from specific characteristics of the company.

The Weighted Average Cost of Capital used in this analysis is 8% based on the following calculation, and in-line with the weighted average cost of capital used in previous analyses. The exception to this is that the uncontracted capacity in the Third Party Off-taker scenario was discounted at 9% to reflect the associated additional risk

2.3.1 Cost of Equity

The following table presents the sum of the key parameters that we used in calculating the Cost of Equity (Ke):

Estimation of the Cost of Equity

Risk Free Rate (nominal)	2.7%	1
Market Risk Premium	6.04%	2
Re-levered Beta	1.16	3
Risk Premium	1.98%	4
Cost of Equity	11.68%

Notes to the table:
(1)	The nominal rate of return on a US government bond4 for a 30-year period.
(2)	Average difference between the annual real return on stock indexes and the risk free interest in the U.S5.
(3)
To determine the Company's beta, we examined a group of companies in the same field of business. We chose companies with similar features as the Company. Following is a list of peer companies used for calculating the beta6:

Calculation of Levered Beta by Peer Companies:

Company	Levered Beta	Unlevered Beta	D/V
Calpine Corp.	1.26	0.73	0.54
Ram Power Corp.	1.06	0.41	0.73
US Geothermal Inc.	1.54	0.97	0.49
Alterra power corp.	0.78	0.52	0.43
Ormat Technologies Inc.	1.17	0.74	0.49
Median	1.17	0.73	0.49

(4)	The specific risk premium, relevant to the size of the company in market of operation7.

4 Source: Federal Reserve - www.federalreserve.gov/Releases/H15/Current.
5 Source: Study published by Damodaran (as of December 2011) -http://pages.stern.nyu.edu/~adamodar
6 Source: Capital IQ
7 Acording to data published in Ibbotson (December, 2011).

2.3.3 WACC - Summary
Parameters for Calculating the WACC

Parameter	Value	Comments
Risk-free Rate	2.70%
Relevered Beta	1.16	1
Market Risk Premium	6.04%
Specific Risk Premium	1.98%
The Cost of Equity	11.68%
Cost of Debt	6.75%	2
Tax rate	40.75%
D/V	49%	3
WACC	7.9%	4

Notes to the table:
1.	Re-levered beta based on the assumed D/E ratio and tax rate
2.	Based on the coupon rate set on the company's bonds.
3.	The median Debt-to-Value ratio of comparable companies
4.	The WACC was rounded to 8%

3. Valuation Conclusion
3.1 Fair Value
Based on probabilities provided by the Company's Management, the Fair Value of North Brawley is estimated at $141 million (pre disposal costs), as exemplified below:

Case	Third Party Off-taker DCF	Weighting	SCE DCF	Weighting	Probability weighted Valuation	Case Weighting	Expected Value
37MW Case	134,460	90%	68,250	10%	127,839	50.0%	63,920
40MW Case	144,904	90%	76,230	10%	138,037	25.0%	34,509
45MW Case	163,408	90%	87,792	10%	155,486	12.5%	19,481
50MW Case	190,506	90%	112,189	10%	182,674	12.5%	22,834
Total						100.0%	140,744

3.2 Disposal Costs
Based on discussions with the Company's Management we assumed disposal costs estimated at 1% of the Fair Value, totaling approximately 1.4 Million $.

3.3 Conclusion
Therefore we estimate that the Fair Value of North Brawley, less costs to sell, is 139 Million $.

3.4 Sensitivity Analysis
3.4.1 Sensitivity to the WACC
We have performed a sensitivity analysis for the value of North Brawley, less costs to sell, with respect to the weighted average cost of capital as follows:

% Change in WACC	(1)%	(0.5)%	8	%8	+0.50%	+1%
Fair Value (less costs to sell)	156.2	147.6	139.3		131.6	124.3

3.4.2 Sensitivity – probability weighting - Third Party Off-taker vs. SCE pricing scenarios
We have performed a sensitivity analysis for the value of North Brawley, less costs to sell, with respect to the probability weighting of the Third Party Off-taker vs. SCE pricing scenarios, as follows:

Probability SCE / Third Party Off taker	40/60%	30/70%	20/80%	10/90%	0/100%
Fair Value (less costs to sell)	118.7	125.5	132.5	139.3	146.2

8 8% for the contracted capacity and 9% for the uncontracted capacity

Chapter F – Exhibits

1.  Discounted Cash Flow Analysis – Third Party Off-taker 37MW Scenario

		2012-H2	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue		9,611	24,357	30,046	30,197	30,350	30,504	30,658	30,813	30,969	31,126	31,283	31,441	31,600	31,760
Total Operating Costs		8,505	14,741	15,866	16,028	16,229	16,429	16,665	16,937	17,215	17,498	17,785	18,078	18,375	18,678
EBITDA		1,106	9,616	14,180	14,170	14,121	14,074	13,993	13,876	13,754	13,628	13,498	13,364	13,225	13,082
Depreciation		32,675	49,856	32,082	21,427	21,561	13,549	5,481	5,503	5,526	5,549	5,572	5,596	5,620	5,645
EBIT		(31,569)	(40,240)	(17,902)	(7,257)	(7,440)	525	8,512	8,372	8,228	8,079	7,926	7,768	7,605	7,438
Income Tax		(12,863)	(16,396)	(7,294)	(2,957)	(3,031)	214	3,468	3,411	3,353	3,292	3,230	3,165	3,099	3,031
After-tax Operating Profit		(18,706)	(23,844)	(10,608)	(4,300)	(4,408)	311	5,044	4,961	4,875	4,787	4,697	4,603	4,506	4,407
Plus: (Increase)/Decrease in Working Capital		(92)	(709)	(380)	1	4	4	7	10	10	10	11	11	12	12
Less: CAPEX		(7,000)	(1,025)	(1,051)	(1,072)	(1,093)	(1,115)	(1,137)	(1,160)	(1,183)	(1,207)	(1,231)	(1,256)	(1,281)	(1,306)
Plus: Depreciation Benefit		32,675	49,856	32,082	21,427	21,561	13,549	5,481	5,503	5,526	5,549	5,572	5,596	5,620	5,645
Free Cash Flow from Operations		6,877	24,278	20,043	16,056	16,064	12,749	9,394	9,314	9,228	9,140	9,048	8,954	8,857	8,757
PV of Free Cash Flow from Operations		6,741	22,412	17,081	12,632	11,666	8,548	5,815	5,322	4,867	4,450	4,067	3,470	3,149	2,856
Sum of PV of Free Cash Flow from Operations	134,460

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue		31,921	32,083	32,245	32,408	32,573	32,738	32,942	33,146	33,351	33,556	33,761	33,966	34,171	34,376	34,581
Total Operating Costs		18,986	19,299	19,617	19,941	20,270	20,605	20,946	21,292	21,644	22,001	22,363	22,730	23,102	23,478	23,860
EBITDA		12,935	12,784	12,628	12,467	12,302	12,133	11,996	11,854	11,707	11,555	11,398	11,236	11,069	10,898	10,721
Depreciation		5,670	5,696	5,722	5,749	5,776	5,804	5,832	5,861	5,891	5,921	5,951	5,983	6,015	6,047	9,181
EBIT		7,266	7,088	6,906	6,719	6,527	6,329	6,164	5,993	5,816	5,634	5,447	5,253	5,055	4,850	1,540
Income Tax		2,960	2,888	2,814	2,738	2,659	2,579	2,512	2,442	2,370	2,296	2,219	2,141	2,060	1,976	628
After-tax Operating Profit		4,305	4,200	4,092	3,981	3,867	3,750	3,652	3,551	3,446	3,339	3,227	3,113	2,995	2,874	913
Plus: (Increase)/Decrease in Working Capital		12	13	13	13	14	14	11	12	12	13	13	13	14	14	908
Less: CAPEX		(1,332)	(1,359)	(1,386)	(1,414)	(1,442)	(1,471)	(1,501)	(1,531)	(1,561)	(1,592)	(1,624)	(1,657)	(1,690)	(1,724)	(1,758)
Plus: Depreciation Benefit		5,670	5,696	5,722	5,749	5,776	5,804	5,832	5,861	5,891	5,921	5,951	5,983	6,015	6,047	9,181
Free Cash Flow from Operations		8,655	8,549	8,441	8,329	8,215	8,097	7,995	7,893	7,788	7,680	7,568	7,452	7,334	7,212	9,244
PV of Free Cash Flow from Operations		2,590	2,347	2,126	1,925	1,741	1,575	1,427	1,292	1,170	1,058	957	864	780	704	828
Sum of PV of Free Cash Flow from Operations	134,460

Discounted Cash Flow Analysis – Third Party Off-taker 40MW Scenario

		2012-H2	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue		9,611	24,357	32,431	32,594	32,759	32,924	33,091	33,258	33,426	33,594	33,764	33,935	34,106	34,279
Total Operating Costs		8,505	15,125	16,418	16,574	16,773	16,970	17,206	17,484	17,767	18,054	18,346	18,643	18,945	19,252
EBITDA		1,106	9,232	16,012	16,020	15,986	15,954	15,884	15,774	15,659	15,541	15,418	15,292	15,161	15,026
Depreciation		36,705	56,098	35,964	23,892	24,026	14,952	5,821	5,844	5,866	5,889	5,912	5,936	5,960	5,985
EBIT		(35,598)	(46,866)	(19,951)	(7,872)	(8,041)	1,002	10,063	9,930	9,793	9,652	9,506	9,355	9,200	9,041
Income Tax		(14,505)	(19,096)	(8,129)	(3,208)	(3,276)	408	4,100	4,046	3,990	3,933	3,873	3,812	3,749	3,684
After-tax Operating Profit		(21,093)	(27,770)	(11,822)	(4,664)	(4,764)	594	5,963	5,884	5,803	5,719	5,633	5,543	5,452	5,357
Plus: (Increase)/Decrease in Working Capital		(92)	(677)	(565)	(1)	3	3	6	9	10	10	10	11	11	11
Less: CAPEX		(15,000)	(1,025)	(1,051)	(1,072)	(1,093)	(1,115)	(1,137)	(1,160)	(1,183)	(1,207)	(1,231)	(1,256)	(1,281)	(1,306)
Plus: Depreciation Benefit		36,705	56,098	35,964	23,892	24,026	14,952	5,821	5,844	5,866	5,889	5,912	5,936	5,960	5,985
Free Cash Flow from Operations		519	26,626	22,526	18,155	18,172	14,433	10,653	10,577	10,495	10,411	10,324	10,235	10,142	10,047
PV of Free Cash Flow from Operations		509	24,569	19,179	14,263	13,173	9,654	6,575	6,024	5,515	5,048	4,619	3,966	3,606	3,277
Sum of PV of Free Cash Flow from Operations	144,904

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue		34,452	34,626	34,801	34,977	35,154	35,331	35,561	35,792	36,023	36,254	36,486	36,718	36,951	37,183	37,416
Total Operating Costs		19,564	19,882	20,204	20,531	20,863	21,200	21,545	21,894	22,247	22,605	22,968	23,335	23,706	24,081	24,459
EBITDA		14,887	14,744	14,597	14,446	14,291	14,131	14,017	13,898	13,776	13,649	13,518	13,383	13,245	13,103	12,957
Depreciation		6,010	6,036	6,062	6,089	6,116	6,144	6,173	6,202	6,231	6,261	6,292	6,323	6,355	6,388	9,522
EBIT		8,877	8,708	8,535	8,357	8,174	7,987	7,844	7,697	7,544	7,388	7,226	7,060	6,889	6,715	3,435
Income Tax		3,617	3,548	3,478	3,405	3,331	3,254	3,196	3,136	3,074	3,010	2,944	2,877	2,807	2,736	1,400
After-tax Operating Profit		5,260	5,160	5,057	4,952	4,844	4,733	4,648	4,561	4,470	4,377	4,282	4,183	4,082	3,979	2,036
Plus: (Increase)/Decrease in Working Capital		12	12	12	13	13	13	10	10	10	11	11	11	12	12	1,092
Less: CAPEX		(1,332)	(1,359)	(1,386)	(1,414)	(1,442)	(1,471)	(1,501)	(1,531)	(1,561)	(1,592)	(1,624)	(1,657)	(1,690)	(1,724)	(1,758)
Plus: Depreciation Benefit		6,010	6,036	6,062	6,089	6,116	6,144	6,173	6,202	6,231	6,261	6,292	6,323	6,355	6,388	9,522
Free Cash Flow from Operations		9,949	9,849	9,745	9,639	9,531	9,419	9,330	9,241	9,151	9,057	8,960	8,861	8,759	8,655	10,891
PV of Free Cash Flow from Operations		2,977	2,704	2,455	2,227	2,020	1,832	1,665	1,513	1,374	1,248	1,133	1,028	932	845	975
Sum of PV of Free Cash Flow from Operations	144,904

2.	Discounted Cash Flow Analysis – Third Party Off-taker 45MW Scenario

		2012·H2	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue		9,611	24,357	36,406	36,589	36,773	36,959	37,145	37,332	37,520	37,709	37,899	38,090	38,282	38,475
Total Operating Costs		8,505	15,563	17,348	17,484	17,673	17,864	18,095	18,374	18,664	18,957	19,255	19,557	19,864	20,176
EBITDA		1,106	8,794	19,057	19,105	19,101	19,095	19,050	18,958	18,857	18,752	18,645	18,533	18,418	18,300
Depreciation		39,409	64,063	44,984	29,545	28,143	18,464	7,577	6,447	6,469	6,492	6,516	6,539	6,564	6,588
EBIT		(38,302)	(55,269)	(25,926)	(10,441)	(9,043)	631	11,473	12,511	12,387	12,260	12,129	11,994	11,855	11,712
Income Tax		(15,607)	(22,520)	(10,564)	(4,254)	(3,685)	257	4,675	5,098	5,047	4,996	4,942	4,887	4,830	4,772
After-tax Operating Profit		(22,696)	(32,749)	(15,362)	(6,187)	(5,358)	374	6,798	7,413	7,340	7,265	7,187	7,107	7,024	6,940
Plus: (Increase)/Decrease in Working Capital		(92)	(641)	(855)	(4)	0	0	4	8	8	9	9	9	10	10
Less: CAPEX		(7,000)	(21,025)	(1,051)	(1,072)	(1,093)	(1,115)	(1,137)	(1,160)	(1,183)	(1,207)	(1,231)	(1,256)	(1,281)	(1,306)
Plus: Depreciation Benefit		39,409	64,063	44,984	29,545	28,143	18,464	7,577	6,447	6,469	6,492	6,516	6,539	6,564	6,588
Free Cash Flow from Operations		9,621	9,648	27,715	22,283	21,693	17,723	13,242	12,708	12,635	12,559	12,480	12,400	12,317	12,231
PV of Free Cash Flow from Operations		9,428	8,897	23,567	17,473	15,685	11,817	8,141	7,205	6,605	6,055	5,548	4,805	4,379	3,990
Sum of PV of Free Cash Flow from Operations	163,408

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue		38,669	38,864	39,060	39,257	39,455	39,655	39,927	40,201	40,476	40,752	41,028	41,305	41,583	41,862	42,141
Total Operating Costs		20,491	20,812	21,136	21,465	21,798	22,135	22,479	22,827	23,177	23,531	23,887	24,267	24,653	25,043	25,437
EBITDA		18,178	18,053	17,924	17,792	17,657	17,519	17,448	17,375	17,299	17,221	17,141	17,038	16,930	16,819	16,704
Depreciation		6,613	6,639	6,665	6,692	6,720	6,747	6,776	6,805	6,834	6,864	1,917	1,599	1,631	1,664	4,798
EBIT		11,565	11,414	11,259	11,100	10,938	10,772	10,672	10,570	10,465	10,357	15,224	15,438	15,298	15,155	11,907
Income Tax		4,712	4,651	4,587	4,523	4,457	4,389	4,349	4,307	4,264	4,220	6,203	6,291	6,233	6,175	4,851
After-tax Operating Profit		6,852	6,763	6,671	6,577	6,481	6,383	6,324	6,263	6,201	6,137	9,021	9,148	9,065	8,980	7,055
Plus: (Increase)/Decrease in Working Capital		10	10	11	11	11	12	6	6	6	6	7	9	9	9	1,402
Less: CAPEX		(1,332)	(1,359)	(1,386)	(1,414)	(1,442)	(1,471)	(1,501)	(1,531)	(1,561)	(1,592)	(1,624)	(1,657)	(1,690)	(1,724)	(1,758)
Plus: Depreciation Benefit		6,613	6,639	6,665	6,692	6,720	6,747	6,776	6,805	6,834	6,864	1,917	1,599	1,631	1,664	4,798
Free Cash Flow from Operations		12,144	12,054	11,961	11,866	11,770	11,671	11,605	11,543	11,480	11,415	9,320	9,099	9,015	8,929	11,496
PV of Free Cash Flow from Operations		3,634	3,309	3,013	2,742	2,495	2,270	2,071	1,890	1,724	1,573	1,178	1,055	959	872	1,029
Sum of PV of Free Cash Flow from Operations	163,408

3.	Discounted Cash Flow Analysis – Third Party Off-taker 50MW Scenario

		2012·H2	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue		9,611	24,357	40,381	40,584	40,788	40,993	41,199	41,406	41,615	41,824	42,035	42,246	42,459	42,672
Total Operating Costs		8,505	16,162	18,229	18,354	18,535	18,717	18,945	19,227	19,518	19,812	20,110	20,412	20,717	21,025
EBITDA		1,106	8,195	22,151	22,230	22,253	22,276	22,254	22,180	22,097	22,012	21,925	21,835	21,742	21,647
Depreciation		45,712	73,617	51,070	33,551	32,149	20,908	8,460	7,330	7,353	7,376	7,399	7,423	7,447	7,472
EBIT		(44,605)	(65,423)	(28,918)	(11,321)	(9,896)	1,367	13,794	14,849	14,744	14,637	14,526	14,412	14,295	14,175
Income Tax		(18,175)	(26,657)	(11,783)	(4,613)	(4,032)	557	5,621	6,050	6,008	5,964	5,919	5,872	5,825	5,776
After-tax Operating Profit		(26,430)	(38,766)	(17,135)	(6,708)	(5,864)	810	8,174	8,799	8,737	8,673	8,607	8,540	8,470	8,399
Plus: (Increase)/Decrease in Working Capital		(92)	(591)	(1,163)	(7)	(2)	(2)	2	6	7	7	7	8	8	8
Less: CAPEX		(7,000)	(21,025)	(1,051)	(1,072)	(1,093)	(1,115)	(1,137)	(1,160)	(1,183)	(1,207)	(1,231)	(1,256)	(1,281)	(1,306)
Plus: Depreciation Benefit		45,712	73,617	51,070	33,551	32,149	20,908	8,460	7,330	7,353	7,376	7,399	7,423	7,447	7,472
Free Cash Flow from Operations		12,189	13,236	31,721	25,764	25,190	20,602	15,498	14,975	14,913	14,849	14,782	14,714	14,644	14,573
PV of Free Cash Flow from Operations		11,943	12,199	26,945	20,171	18,176	13,701	9,500	8,460	7,765	7,126	6,538	5,702	5,207	4,753
Sum of PV of Free Cash Flow from Operations	190,506

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue		42,887	43,103	43,320	43,538	43,757	43,978	44,293	44,611	44,929	45,249	45,570	45,892	46,216	46,540	46,866
Total Operating Costs		21,337	21,652	21,970	22,310	22,662	23,019	23,384	23,754	24,127	24,504	24,884	25,268	25,654	26,043	26,434
EBITDA		21,550	21,451	21,350	21,228	21,095	20,959	20,909	20,857	20,802	20,745	20,686	20,625	20,562	20,498	20,432
Depreciation		7,497	7,523	3,072	1,365	1,392	1,420	1,449	1,478	1,507	1,537	1,568	1,599	1,631	1,664	4,798
EBIT		14,053	13,929	18,279	19,863	19,703	19,539	19,461	19,379	19,295	19,208	19,118	19,025	18,930	18,834	15,635
Income Tax		5,726	5,675	7,448	8,093	8,028	7,961	7,929	7,896	7,862	7,826	7,790	7,752	7,713	7,674	6,371
After-tax Operating Profit		8,327	8,253	10,831	11,770	11,675	11,577	11,531	11,483	11,433	11,381	11,328	11,273	11,217	11,160	9,264
Plus: (Increase)/Decrease in Working Capital		8	8	8	10	11	11	4	4	5	5	5	5	5	5	1,708
Less: CAPEX		(1,332)	(1,359)	(1,386)	(1,414)	(1,442)	(1,471)	(1,501)	(1,531)	(1,561)	(1,592)	(1,624)	(1,657)	(1,690)	(1,724)	(1,758)
Plus: Depreciation Benefit		7,497	7,523	3,072	1,365	1,392	1,420	1,449	1,478	1,507	1,537	1,568	1,599	1,631	1,664	4,798
Free Cash Flow from Operations		14,500	14,425	12,525	11,731	11,636	11,538	11,483	11,434	11,384	11,331	11,277	11,221	11,164	11,105	14,012
PV of Free Cash Flow from Operations		4,339	3,960	3,155	2,711	2,467	2,244	2,049	1,872	1,710	1,561	1,425	1,301	1,188	1,084	1,255
Sum of PV of Free Cash Flow from Operations	190,506

4.	Discounted Cash Flow Analysis – SCE 37MW Scenario

			2012·H2	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue			8,580	20,858	25,596	25,468	25,341	25,214	25,088	24,963	24,838	24,714	24,590	24,467	24,345	24,223
Total Operating Costs			8,561	15,344	15,744	15,948	16,176	16,406	16,660	16,937	17,222	17,514	17,813	18,121	18,437	18,761
EBITDA			18	5,514	9,853	9,520	9,165	8,808	8,429	8,026	7,616	7,200	6,777	6,346	5,908	5,462
Depreciation			17,275	26,510	17,211	11,641	11,775	7,577	3,323	3,345	3,367	3,390	3,413	3,437	3,461	3,486
EBIT			(17,257)	(20,996)	(7,358)	(2,121)	(2,610)	1,231	5,106	4,681	4,249	3,810	3,363	2,909	2,447	1,976
Income Tax		40.7%	(7,031)	(8,555)	(2,998)	(864)	(1,063)	502	2,080	1,907	1,731	1,552	1,370	1,185	997	805
After-tax Operating Profit			(10,225)	(12,441)	(4,360)	(1,257)	(1,546)	729	3,026	2,774	2,518	2,257	1,993	1,724	1,450	1,171
Plus: (Increase)/Decrease in Working Capital			(2)	(458)	(362)	28	30	30	32	34	34	35	35	36	37	37
Less: CAPEX			(7,000)	(1,025)	(1,051)	(1,072)	(1,093)	(1,115)	(1,137)	(1,160)	(1,183)	(1,207)	(1,231)	(1,256)	(1,281)	(1,306)
Plus: Depreciation Benefit			17,275	26,510	17,211	11,641	11,775	7,577	3,323	3,345	3,367	3,390	3,413	3,437	3,461	3,486
Free Cash Flow from Operations			48	12,586	11,439	9,340	9,165	7,221	5,242	4,992	4,736	4,475	4,211	3,941	3,667	3,388
PV of Free Cash Flow from Operations			47	11,654	9,807	7,415	6,737	4,915	3,304	2,913	2,559	2,239	1,950	1,690	1,456	1,246
Sum of PV of Free Cash Flow from Operations	68,250

			2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue			24,102	23,981	23,862	23,742	23,624	28,632	28,773	28,916	29,059	29,203	29,347	29,493	29,639	29,785	29,933
Total Operating Costs			19,094	19,436	19,788	20,150	20,522	21,110	21,488	21,869	22,257	22,654	23,059	23,472	23,893	24,323	24,762
EBITDA			5,008	4,545	4,073	3,592	3,101	7,522	7,286	7,047	6,802	6,549	6,289	6,021	5,745	5,462	5,170
Depreciation			3,511	3,537	3,563	3,590	3,617	3,645	3,674	3,703	3,732	3,762	3,793	3,824	3,856	3,889	7,023
EBIT			1,497	1,008	510		(516)	3,876	3,612	3,345	3,069	2,786	2,496	2,196	1,889	1,573	(1,852)
Income Tax		40.7%	610	411	208		(210)	1,579	1,472	1,363	1,251	1,135	1,017	895	770	641	(755)
After-tax Operating Profit			887	597	302		(306)	2,297	2,140	1,982	1,819	1,651	1,479	1,301	1,119	932	(1,098)
Plus: (Increase)/Decrease in Working Capital			38	39	39	40	41	(368)	20	20	20	21	22	22	23	24	455
Less: CAPEX			(1,332)	(1,359)	(1,386)	(1,414)	(1,442)	(1,471)	(1,501)	(1,531)	(1,561)	(1,592)	(1,624)	(1,657)	(1,690)	(1,724)	(1,758)
Plus: Deprecaition Benefit			3,511	3,537	3,563	3,590	3,617	3,645	3,674	3,703	3,732	3,762	3,793	3,824	3,856	3,889	7,023
Free Cash Flow from Operations			3,104	2,814	2,519	2,217	1,910	4,103	4,333	4,174	4,010	3,842	3,669	3,491	3,309	3,121	4,622
PV of Free Cash Flow from Operations			1,057	887	735	599	478	951	930	829	738	654	579	510	447	391	536
Sum of PV of Free Cash Flow from Operations	68,250

5.	Discounted Cash Flow Analysis – SCE 40MW Scenario

		2012-H2	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue		8,580	20,858	27,672	27,533	27,396	27,259	27,122	26,987	26,852	26,717	26,584	26,451	26,319	26,187
Total Operating Costs		8,561	15,785	16,265	16,464	16,689	16,916	17,170	17,451	17,740	18,036	18,340	18,652	18,972	19,301
EBITDA		18	5,073	11,406	11,069	10,707	10,342	9,952	9,535	9,112	8,681	8,244	7,799	7,346	6,886
Depreciation		20,731	31,884	20,539	13,742	13,876	8,758	3,583	3,605	3,627	3,650	3,673	3,697	3,722	3,746
EBIT		(20,713)	(26,811)	(9,133)	(2,673)	(3,170)	1,585	6,370	5,930	5,484	5,031	4,570	4,102	3,625	3,140
Income Tax		(8,440)	(10,924)	(3,721)	(1,089)	(1,291)	646	2,595	2,416	2,235	2,050	1,862	1,671	1,477	1,279
After-tax Operating Profit		(12,273)	(15,886)	(5,412)	(1,584)	(1,878)	939	3,774	3,514	3,250	2,981	2,708	2,430	2,148	1,861
Plus: (Increase)/Decrease in Working Capital		(2)	(421)	(528)	28	30	30	32	35	35	36	36	37	38	38
Less: CAPEX		(15,000)	(1,025)	(1,051)	(1,072)	(1,093)	(1,115)	(1,137)	(1,160)	(1,183)	(1,207)	(1,231)	(1,256)	(1,281)	(1,306)
Plus: Depreciation Benefit		20,731	31,884	20,539	13,742	13,876	8,758	3,583	3,605	3,627	3,650	3,673	3,697	3,722	3,746
Free Cash Flow from Operations		(6,544)	14,551	13,549	11,115	10,935	8,612	6,252	5,994	5,729	5,460	5,187	4,909	4,626	4,339
PV of Free Cash Flow from Operations		(6,419)	13,473	11,616	8,823	8,038	5,861	3,940	3,497	3,095	2,731	2,403	2,105	1,837	1,595
Sum of PV of Free Cash Flow from Operations	76,230

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue		26,056	25,926	25,796	25,667	25,539	30,953	31,106	31,260	31,415	31,571	31,727	31,884	32,042	32,200	32,360
Total Operating Costs		19,638	19,985	20,342	20,708	21,085	21,694	22,075	22,459	22,850	23,249	23,655	24,069	24,491	24,921	25,359
EBITDA		6,418	5,941	5,454	4,959	4,454	9,259	9,031	8,801	8,565	8,322	8,072	7,815	7,551	7,280	7,001
Depreciation		3,771	3,797	3,823	3,850	3,877	3,905	3,934	3,963	3,992	4,022	4,053	4,085	4,117	4,149	7,283
EBIT		2,646	2,143	1,631	1,109	576	5,353	5,007	4,839	4,573	4,300	4,019	3,731	3,435	3,131	(282)
Income Tax		1,078	873	665	452	235	2,181	2,077	1,972	1,863	1,752	1,638	1,520	1,399	1,276	(115)
After-tax Operating Profit		1,568	1,270	966	657	342	3,172	3,020	2,867	2,710	2,548	2,381	2,211	2,035	1,855	(167)
Plus: (Increase)/Decrease in Working Capital		39	40	41	41	42	(400)	19	19	20	20	21	21	22	23	607
Less: CAPEX		(1,332)	(1,359)	(1,386)	(1,414)	(1,442)	(1,471)	(1,501)	(1,531)	(1,561)	(1,592)	(1,624)	(1,657)	(1,690)	(1,724)	(1,758)
Plus: Deprecaition Benefit		3,771	3,797	3,823	3,850	3,877	3,905	3,934	3,963	3,992	4,022	4,053	4,085	4,117	4,149	7,283
Free Cash Flow from Operations		4,046	3,748	3,444	3,135	2,819	5,206	5,473	5,318	5,160	4,998	4,831	4,660	4,484	4,303	5,964
PV of Free Cash Flow from Operations		1,378	1,181	1,005	847	705	1,206	1,174	1,057	949	851	762	680	606	539	691
Sum of PV of Free Cash Flow from Operations	76,230

6.	Discounted Cash Flow Analysis – SCE 45MW Scenario

		2012·H2	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue		8,580	20,576	30,710	30,556	30,403	30,251	30,100	29,949	29,800	29,651	29,502	29,355	29,208	29,062
Total Operating Costs		8,561	16,283	17,107	17,289	17,505	17,730	17,980	18,265	18,561	18,864	19,176	19,495	19,824	20,160
EBITDA		18	4,292	13,603	13,267	12,898	12,521	12,119	11,685	11,239	10,786	10,327	9,859	9,385	8,902
Depreciation		21,821	37,401	28,000	18,369	16,967	11,644	5,112	3,982	4,004	4,027	4,050	4,074	4,098	4,123
EBIT		(21,802)	(33,108)	(14,398)	(5,103)	(4,070)	878	7,008	7,703	7,235	6,759	6,276	5,785	5,286	4,779
Income Tax		(8,884)	(13,490)	(5,867)	(2,079)	(1,658)	358	2,855	3,139	2,948	2,754	2,557	2,357	2,154	1,947
After-tax Operating Profit		(12,919)	(19,618)	(8,531)	(3,024)	(2,411)	520	4,152	4,564	4,287	4,005	3,719	3,428	3,132	2,832
Plus: (Increase)/Decrease in Working Capital		(2)	(356)	(776)	28	31	31	33	36	37	38	38	39	40	40
Less: CAPEX		(7,000)	(21,025)	(1,051)	(1,072)	(1,093)	(1,115)	(1,137)	(1,160)	(1,183)	(1,207)	(1,231)	(1,256)	(1,281)	(1,306)
Plus: Depreciation Benefit		21,821	37,401	28,000	18,369	16,967	11,644	5,112	3,982	4,004	4,027	4,050	4,074	4,098	4,123
Free Cash Flow from Operations		1,900	(3,598)	17,643	14,302	13,494	11,080	8,160	7,422	7,145	6,863	6,577	6,286	5,990	5,689
PV of Free Cash Flow from Operations		1,864	(3,332)	15,126	11,354	9,918	7,541	5,142	4,331	3,860	3,433	3,046	2,696	2,379	2,092
Sum of PV of Free Cash Flow from Operations	87,792

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Total Revenue		28,917	28,772	28,628	28,485	28,343	34,368	34,538	34,709	34,881	35,054	35,227	35,402	35,577	35,753	35,930
Total Operating Costs		20,506	20,861	21,226	21,601	21,986	22,629	23,017	23,407	23,803	24,206	24,617	25,034	25,459	25,891	26,330
EBITDA		8,411	7,911	7,402	6,884	6,356	11,739	11,521	11,303	11,078	10,847	10,610	10,367	10,118	9,862	9,600
Depreciation		4,148	4,174	4,200	4,227	4,254	4,282	4,311	4,340	4,369	4,396	4,430	4,461	4,493	4,526	7,660
EBIT		4,262	3,737	3,202	2,657	2,102	7,456	7,211	6,963	6,709	6,448	6,180	5,906	5,624	5,336	1,940
lncome Tax		1,737	1,523	1,305	1,083	856	3,038	2,938	2,837	2,734	2,627	2,518	2,406	2,292	2,174	790
After-tax Operating Profit		2,526	2,214	1,897	1,574	1,246	4,418	4,273	4,126	3,975	3,821	3,662	3,499	3,333	3,162	1,149
Plus: (Increase)/Decrease in Working Capital		41	42	42	43	44	(449)	18	18	19	19	20	20	21	21	822
Less: CAPEX		(1,332)	(1,369)	(1,386)	(1,414)	(1,442)	(1,471)	(1,501)	(1,531)	(1,561)	(1,592)	(1,624)	(1,657)	(1,690)	(1,724)	(1,758)
Plus: Depreciation Benefit		4,148	4,174	4,200	4,227	4,254	4,282	4,311	4,340	4,369	4,396	4,430	4,461	4,493	4,526	7,660
Free Cash Flow from Operations		5,383	5,071	4,754	4,431	4,102	6,781	7,101	6,953	6,802	6,647	6,488	6,324	6,157	5,985	7,873
PV of Free Cash Flow from Operations		1,833	1,599	1,388	1,198	1,026	1,571	1,523	1,381	1,251	1,132	1,023	923	832	749	913
Sum of PV of Free Cash Flow from Operations	87,792

7.	Discounted Cash Flow Analysis – SCE 50MW Scenario

		2012·H2	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Total Revenue		8,580	20,294	33,654	33,486	33,318	33,152	32,986	32,821	32,657	32,494	32,331	32,169	32,009	31,849
Total Operating Costs		8,561	16,987	17,936	18,111	18,323	18,544	18,795	19,086	19,390	19 ,701	20,020	20,347	20,682	21,027
EBITDA		18	3,307	15,718	15,375	14,995	14,608	14,191	13,735	13,267	12,793	12,312	11,823	11,326	10,822
Depreciatoin		27,495	46,003	33,480	21,975	20,573	13,844	5,907	4,777	4,800	4 ,822	4,846	4,870	4,894	4,919
EBIT		(27,477)	(42,696)	(17,762)	(6,600)	(5,579)	764	8,284	8,957	8,467	7,970	7,466	6,953	6,433	5,903
Income Tax		(11,196)	(17,397)	(7,237)	(2,689)	(2,273)	311	3,375	3,650	3,450	3,248	3,042	2,833	2,621	2,405
After-tax Operating Profit		(16,281)	(25,299)	(10,525)	(3,911)	(3,305)	453	4,908	5,308	5,017	4 ,723	4,424	4,120	3,812	3,498
Plus: (Increase)/Decrease in Working Capital		(2)	(274)	(1,034)	29	32	32	35	38	39	40	40	41	41	42
Less: CAPEX		(7,000)	(21,025)	(1,051)	(1,072)	(1,093)	(1,115)	(1,137)	(1,160)	(1,183)	(1,207)	(1,231)	(1,256)	(1,281)	(1,306)
Plus: Depreciation Benefit		27,495	46,003	33,480	21,975	20,573	13,844	5,907	4,777	4,800	4 ,822	4,846	4,870	4,894	4,919
Free Cash Flow from Operations		4,212	(595)	20,870	17,021	16,206	13,214	9,713	8,963	8,673	8,378	8,079	7,775	7,466	7,152
PV of Free Cash Flow from Operations		4,132	(551)	17,893	13,512	11,912	8,993	6,121	5,230	4,686	4 ,191	3,742	3,334	2,965	2,630
Sum of PV of Free Cash Flow from Operations	112,189

		2026	2027	2028	2029	2030	2031	2032	2033	2034		2035	2036	2037	2038	20l9	2040
Total Revenue		31,689	31,531	31,373	31,216	31,060	37,677	37,864	38,051	36,240		36,429	38,619	38,810	39,003	39,196	l9,390
Total Operating Costs		21,380	21,743	22,116	22,499	22,893	23,568	23,962	24,357	24,758		25,165	25,579	26,000	26,426	26,859	27,298
EBITDA		10,309	9,788	9,257	8,717	8,168	14,110	13,902	13,695	13,482		13,264	13,040	12,811	12,576	12,336	12,091
Depreciation		4,944	4,969	4,996	5,022	5,050	5,078	5,106	5,135	5,165		5,195	5,225	5,257	5,289	5,321	8,455
EBIT		5,365	4,818	4,262	3,695	3,118	9,032	8,796	8,560	8,317		8,069	7,815	7,554	7,288	7,015	3,636
Income Tax		2,186	1,963	1,736	1,506	1,270	3,680	3,584	3,488	3,389		3,288	3,184	3,078	2,969	2,858	1,482
After-tax Operating Profit		3,179	2,855	2,525	2,189	1,848	5,352	5,212	5,072	4,928		4,781	4,630	4,476	4,318	4,157	2,155
Plus: (Increase)/Decrease in Working Capital		43	43	44	45	46	(495)	17	17	1	S	18	19	19	20	20	1,028
Less: CAPEX		(1,332)	(1,359)	(1,386)	(1,414)	(1,442)	(1,471)	(1,501)	(1,531)	(1,561)		(1,592)	(1,624)	(1,657)	(1,690)	(1,724)	(1,758)
Plus: Depreciation Benefit		4,944	4,969	4,996	5,022	5,050	5,078	5,106	5,135	5,165		5,195	5,225	5,257	5,289	5,321	8,455
Free Cash Flow from Operations		6,833	6,509	6,179	5,843	5,501	8,463	8,835	8,694	8,550		8,402	8,250	8,095	7,937	7,774	9,880
PV of Free Cash Flow from Operations		2,326	2,052	1,804	1,579	1,377	1,961	1,896	1,727	1,573		1,431	1,301	1,182	1,073	973	1,145
Sum of PV of Free Cash Flow from Operations	112,189